UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2023

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales	001-37599	98-1268150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

+44 20 33250660
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
Ordinary Shares - £1.00 par value per share	LIVN	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 2.02. Results of Operations and Financial Condition

On April 14, 2023, LivaNova PLC (the “Company”) issued a press release announcing, among other items, preliminary first quarter 2023 reported revenue numbers. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Additionally, on April 14, 2023, the Company announced that Damien McDonald resigned as Chief Executive Officer of the Company and as a member of the Company’s Board of Directors, effective immediately. Furthermore, the Company announced that William A. Kozy, Chair of the Board of Directors, has been appointed interim Chief Executive Officer. The Board of Directors has retained a leading international executive search firm to assist with the search for a new Chief Executive Officer. Mr. Kozy will continue to serve as the Chair of the Company’s Board of Directors.

Mr. Kozy, 71, brings a depth of corporate leadership experience in the areas of innovation systems, operations, manufacturing and ERP (Enterprise Resource Planning) implementation as well as broad and relevant experience in global strategy, mergers and acquisitions, technology and product development. Mr. Kozy retired from Becton, Dickinson and Company (BD), a global medical technology company, in 2016 where he served as Executive Vice President and Chief Operating Officer from 2011 to 2016. At BD, he also served as a member of the corporate Leadership Team and in various executive roles since 1988, including head of BD Medical (2009 to 2011), President of the BD Biosciences segment (2006 to 2009), President of BD Diagnostics (2002 to 2006) and Senior Vice President of Company Operations (1998 to 2002). Mr. Kozy has served on the Company’s Board of Directors since 2018 and has been the Chair of the Board since 2021. He also is the Vice Chair and Lead Director at The Cooper Companies where he has served as a director since 2016. Mr. Kozy holds a B.A. from Kenyon College.

Mr. Kozy does not have any family relationships with any executive officer or director of the Company or its affiliates. There are no arrangements or understandings with the Company, or any other persons, under which Mr. Kozy was elected to serve as an officer of the Company. In addition, he is not party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to a settlement agreement (the “Agreement”) dated April 14, 2023 with the Company, the Company elected to bring Mr. McDonald’s 12-month notice period to an end such that his employment with the Company will cease on May 31, 2023, until which time Mr. McDonald will be on garden leave. Mr. McDonald will receive a notice payment of £1,062,138.55 in accordance with the terms of his previously disclosed service agreement, representing the 12-month value of Mr. McDonald’s salary and certain cash benefits during what would have been his notice period. The notice payment will be received by Mr. McDonald during his garden leave period and thereafter in monthly installments between June 2023 and April 2024 and will be reduced by income received by Mr. McDonald from any new employment obtained by him during that period. Any unvested equity awards held by Mr. McDonald will be forfeited on the last day of his employment, i.e., May 31, 2023. Also, in accordance with the terms of Mr. McDonald’s previously disclosed service agreement, he will continue to receive certain non-cash benefits that would have been received by him during what would have been his notice period, including health insurance, tax return assistance and the continuation of an existing executive coaching program (to a maximum value of £20,000 plus tax). In addition, pursuant to the Agreement, the Company agreed to contribute to the cost of legal advice for Mr. McDonald in relation to the Agreement, up to a maximum amount of £25,000 plus tax.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description
99.1	Press Release of LivaNova PLC dated April 14, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: April 14, 2023	By: /s/ Michael Hutchinson
Name: Michael Hutchinson
Title: Senior Vice President & Chief Legal Officer